Exhibit (99.17)

ISSN 1718-8369

Volume 2, number 10	April 8, 2008

AS AT JANUARY 31, 2008

January 2008 highlights

☐            The budgetary balance for January 2008 indicates that revenue is running $66 million ahead of expenditure.

☐            Budgetary revenue amounts to $5.2 billion, an increase of $101 million compared to last year. Own-source revenue stands at $4.0 billion, while federal transfers amount to $1.2 billion.

☐            Program spending is up by $613 million compared to January 2007 and stands at $4.4 billion. This increase is attributable, in particular, to the rise in spending relating to the health and social services network.

☐            Debt service stands at $587 million, an amount comparable to that of January 2007.

☐            Payments to the Generations Fund amount to $48 million, up $25 million compared to last year.

	January[1]		April to January[1]		March 2008 Budget
	2007[2]	2008	2006-2007[2]	2007-2008	2007-2008	Growth %

BUDGETARY REVENUE
Own-source revenue	4 197	3 975	39 885	40 545	49 295	- 0.8
Federal transfers	931	1 254	9 131	11 110	13 625	23.7
Total	5 128	5 229	49 016	51 655	62 920	3.7
BUDGETARY EXPENDITURE
Program spending	- 3 820	- 4 433	- 42 884	- 45 120	- 54 635	5.5
Debt service	- 579	- 587	- 5 733	- 5 827	- 7 003	0.0
Total	- 4 399	- 5 020	- 48 617	- 50 947	- 61 638	4.8
NET RESULTS OF CONSOLIDATED ENTITIES [3]	33	- 95	217	31	- 162	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	762	114	616	739	1 120	—
Payments to the Generations Fund [4]	- 23	- 48	- 23	- 489	- 603	—
Budgetary reserve	—	0	—	200	- 517	—
BUDGETARY BALANCE [5]	739	66	593	450	0	—

1              See the note on the accounting reform on the next page.

2              Some figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.

3              Includes the net results of the non-budget-funded bodies and special funds, the health and social services and education networks, and the Generations Fund.

4              The Generations Fund began operations on January 1, 2007.

5              Corresponds to the consolidated budgetary balance for the purposes of the Balanced Budget Act.

Cumulative results as at January 31, 2008

Budgetary balance

☐            For the first ten months of the current year, the budgetary balance shows revenue exceeding expenditure by $450 million. This is a decline of $143 million compared to last year’s results.

Budgetary revenue

☐            Budgetary revenue since the beginning of the year amounts to $51.6 billion, an increase of $2.6 billion compared to the same period last year.

☐            Own-source revenue stands at $40.5 billion, $660 million more than as at January 31, 2007. This improvement is attributable in particular to economic growth, resulting in increased revenue from personal income tax and the sales tax.

☐            Federal transfers amount to $11.1 billion for the first ten months of the current fiscal year, an increase of $2.0 billion compared to the same period in 2006-2007.

Budgetary expenditure

☐            As at January 31, 2008, budgetary expenditure amounts to $50.9 billion, an increase of $2.3 billion compared to last year.

☐            Program spending is up by $2.2 billion compared to last year and stands at $45.1 billion. The most significant changes are in the Health and Social Services ($1.4 billion) and the Education and Culture ($522 million) missions.

☐            Debt service amounts to $5.8 billion, up $94 million compared to January 31, 2007.

Generations Fund

☐            Payments to the Generations Fund amount to $489 million, including the additional payment of $200 million made further to the use of part of the budgetary reserve.

Net financial requirements

☐            For the period from April 2007 to January 2008, consolidated net financial requirements stand at $2.6 billion, a decline of $195 million compared to last year.

Note on the accounting reform

☐            The results for the month of January 2008 and the year 2007-2008 reflect the changes made to the accounting practices as part of the accounting reform announced on December 11, 2007.

☐            The comparative figures for 2006-2007 have not been restated to reflect the changes made by the accounting reform. The impact of the reform in 2007-2008 shown in the 2008-2009 Budget Plan has been established at $853 million.1 Accordingly, caution is required when making comparisons between 2006-2007 and 2007-2008.

1             See the 2008-2009 Budget Plan, Section C – The Government’s Budgetary and Financial Stance, March 13, 2008 and the fall 2007 Update on Québec’s Economic and Financial Situation for more information on the impact of the accounting reform.

	January			April to January
	2007	2008	Changes	2006-2007	2007-2008	Changes

BUDGETARY REVENUE
Own-source revenue	4 197 931	3 975	- 222	39 885	40 545	660
Federal transfers		1 254	323	9 131	11 110	1 979
Total	5 128	5 229	101	49 016	51 655	2 639
BUDGETARY EXPENDITURE
Program spending	- 3 820	- 4 433	- 613	- 42 884	- 45 120	- 2 236
Debt service	- 579	- 587	- 8	- 5 733	- 5 827	- 94
Total	- 4 399	- 5 020	- 621	- 48 617	- 50 947	- 2 330
NET RESULTS OF CONSOLIDATED ENTITIES	33	- 95	- 128	217	31	- 186
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	762	114	- 648	616	739	123
Payments to the Generations Fund	- 23	- 48	- 25	- 23	- 489	- 466
Budgetary reserve	—	0	0	—	200	200
BUDGETARY BALANCE [1]	739	66	- 673	593	450	- 143
Revenue dedicated to the Generations Fund	23	48	25	23	289	266
CONSOLIDATED BUDGETARY BALANCE	762	114	- 648	616	739	123
Consolidated non-budgetary surplus (requirements)	1 116	836	- 280	- 3 438	- 3 366	72
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 878	950	- 928	- 2 822	- 2 627	195

1            Corresponds to the consolidated budgetary balance for the purposes of the Balanced Budget Act.

	January			April to January
Revenue by source	2007	2008	Changes %	2006-2007	2007-2008	Changes %
BUDGETARY REVENUE

Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 651	1 308	- 20.8	14 803	15 536	5.0
Contributions to Health Services Fund	418	504	20.6	4 228	4 475	5.8
Corporate taxes	415	313	- 24.6	3 269	3 329	1.8
Consumption taxes	825	982	19.0	10 698	11 213	4.8
Other sources	231	204	- 11.7	2 003	2 150	7.3
Total	3 540	3 311	- 6.5	35 001	36 703	4.9
Revenue from government enterprises	657	664	1.1	4 884	3 842	- 21.3
Total own-source revenue	4 197	3 975	- 5.3	39 885	40 545	1.7
Federal transfers
Equalization	467	597	27.8	4 606	5 967	29.5
Health transfers	311	375	20.6	3 011	3 174	5.4
Transfers for post-secondary education
and other social programs	94	154	63.8	873	1 197	37.1
Other programs	59	128	1 16.9	641	772	20.4
Total federal transfers	931	1 254	34.7	9 131	11 110	21.7
TOTAL BUDGETARY REVENUE	5 128	5 229	2.0	49 016	51 655	5.4

	January			April to January
Expenditures by mission	2007	2008	Changes %	2006-2007	2007-2008	Changes %
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	1 710	2 174	27.1	18 383	19 761	7.5
Education and Culture	979	1 004	2.6	11 556	12 078	4.5
Economy and Environment	363	432	19.0	4 935	5 236	6.1
Support for Individuals and Families	455	436	- 4.2	4 294	4 428	3.1
Administration and Justice	313	387	23.6	3 716	3 617	- 2.7
Total program spending	3 820	4 433	16.0	42 884	45 120	5.2
Debt service	579	587	1.4	5 733	5 827	1.6
TOTAL BUDGETARY EXPENDITURE	4 399	5 020	14.1	48 617	50 947	4.8

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.